news release

GODADDY ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL YEAR 2016 RESULTS

SCOTTSDALE, Ariz., January 27, 2017 - GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, in conjunction with launching a debt financing process, today announced preliminary fourth quarter and full year 2016 financial results. Specifically, revenue for the fourth quarter of 2016 is expected to be approximately $486 million, and revenue for the full year 2016 is expected to be approximately $1,848 million. Net cash provided by operating activities for the full year 2016 is expected to be approximately $387 million, and unlevered free cash flow for the full year 2016 is expected to be approximately $357 million. At December 31, 2016, total cash and cash equivalents and short-term investments were approximately $573 million, and total long-term debt outstanding, including current portion, was approximately $1,040 million.
As previously announced, the company expects to report complete fourth quarter and full year 2016 financial results and discuss the company’s outlook for 2017 after the market close on February 15, 2017.
Forward-Looking Statements
This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s estimated fourth quarter and annual financial results for 2016 are preliminary and subject to adjustment in the ongoing review and audit procedures by the Company’s external auditors. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to the Company as of the date hereof. GoDaddy does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
Non-GAAP Financial Measures and Other Operating Metrics
In addition to our preliminary results determined in accordance with GAAP, this press release includes Unlevered Free Cash Flow, a "non-GAAP financial measure" as defined by the SEC. This measure may be different from non-GAAP financial measures used by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently.
We believe Unlevered Free Cash Flow is useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP financial measure included in this release should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation between Unlevered Free Cash Flow and its nearest GAAP equivalent, Net Cash Provided by Operating Activities, is included in this release in the accompanying table. We use both GAAP and non-GAAP measures to evaluate and manage our operations.

Unlevered Free Cash Flow. Unlevered free cash flow is a supplemental measure of our liquidity used by management to evaluate the amount of cash generated by our business prior to the impact of our capital structure and after tax distributions required by Desert Newco LLC's limited liability company agreement and purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. Unlevered free cash flow excludes certain charges that will be settled in cash, such as payments for interest on our long-term debt, acquisition and sponsor-related costs and tax distributions. Given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.

About GoDaddy
GoDaddy powers the world's largest cloud platform dedicated to small, independent ventures. With more than 14.5 million customers worldwide and more than 63 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.

Source: GoDaddy Inc.
© 2017 GoDaddy Inc. All Rights Reserved.

Reconciliation of Non-GAAP Financial Measure
The following table reconciles Unlevered Free Cash Flow to Net Cash Provided By Operating Activities, the most directly comparable GAAP financial measure:

Twelve Months Ended December 31,
2016

(in millions)
Unlevered Free Cash Flow:
Net cash provided by operating activities	$387
Cash paid for interest	47
Cash paid for required tax distributions	(18)
Cash paid for acquisition and sponsor-related costs	3
Capital expenditures	(62)
Unlevered free cash flow	$357

CONTACTS:
Investors
Marta Nichols
669.600.5812
investors@godaddy.com

Media
Karen Tillman
480.366.3183
pr@godaddy.com
© 2017 GoDaddy Inc. All Rights Reserved.